Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of October 12, 2016 (the “Effective Date”) by and between Diffusion Pharmaceuticals Inc. (the “Company”), and Ben L. Shealy (the “Executive”).

Recitals

WHEREAS, the Company desires to employ the Executive as a full-time employee of the Company and the Executive desires to accept employment with the Company upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

Agreement

1.	Definitions.

1.1.     “Affiliate” means as to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such first Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting equity interests, by contract or otherwise). For the avoidance of doubt, each member of the Company Group (other than the Company) is an Affiliate of the Company.

1.2.     “Board” means the Board of Directors of the Company.

1.3.     “Cause” means the Executive’s (i) indictment for, or entering of a plea of guilty or nolo contendere (or its equivalent under any applicable legal system) with respect to (A) a felony or (B) any crime involving moral turpitude; (ii) commission of fraud, misrepresentation, embezzlement or theft against any Person; (iii) engaging in any intentional activity that injures or would reasonably be expected to injure (monetarily or otherwise), in any material respect, the reputation, the business or a business relationship of the Company or any of its Affiliates; (iv) gross negligence or willful misconduct in the performance of the Executive’s duties to the Company or its Affiliates under this Agreement, or willful refusal or failure to carry out the lawful instructions of the Board or the Company’s Chief Executive Officer (or any designee thereof) or the Company’s Chief Financial Officer (or any designee thereof), as applicable, that are consistent with the Executive’s title and position; (v) violation of any fiduciary duty owed to the Company or any of its Affiliates; or (vi) breach of any Restrictive Covenant (as defined below) or material breach or violation of any other provision of this Agreement, of a written policy or code of conduct of the Company or any of its Affiliates (as in effect from time to time) or any other agreement between the Executive and the Company or any of its Affiliates. Except when such acts constituting Cause which, by their nature, cannot reasonably be expected to be cured, the Executive shall have twenty (20) days following the delivery of written notice by the Company of its intention to terminate the Executive’s employment for Cause within which to cure any acts constituting Cause. After the Company provides the notice of its intent to terminate Executive’s employment for Cause, the Company may suspend the Executive from all his duties and responsibilities and prevent him from accessing the Company’s or its Affiliates’ premises or contacting any personnel of the Company or any of its Affiliates.

1.4.     “Change of Control” means (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50.1% or more of the shares of the outstanding voting securities of the Company, whether by merger, consolidation, sale or other transfer of shares (other than a merger or consolidation where the stockholders of the Company immediately prior to the merger or consolidation are immediately after such merger or consolidation the direct or indirect beneficial owners of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of the Company and its Subsidiaries, determined on a consolidated basis or (iii) during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of voting securities or securities convertible, exercisable or exchangeable into voting securities directly from the Company or (B) any acquisition of voting securities or securities convertible, exercisable or exchangeable into voting securities by any employee benefit plan (or related trust) sponsored by or maintained by the Company or any of its Subsidiaries; provided further, that a transaction will not be a Change of Control unless it satisfies the requirements of Treasury Regulation 1.409A-3(i)(5)(v), (vi) or (vii).

1.5.      “Code” means the Internal Revenue Code of 1986, as amended.

1.6.      “Company Group” means the Company and the direct and indirect Subsidiaries of the Company.

1.7.     “Company Invention”      means any Invention that is Invented by the Executive (alone or jointly with others) (i) in the course of, in connection with, or as a result of the Executive’s employment or other service with any member of the Company Group (whether before, on or after the Effective Date), (ii) at the direction or request of any member of the Company Group, or (iii) through the use of, or that is related to, facilities, equipment, Confidential Information, other Company Inventions, intellectual property or other resources of any member of the Company Group, whether or not during the Executive’s work hours.

1.8.     “Confidential Information” shall mean all information of a sensitive, confidential or proprietary nature respecting the business and activities of any member of the Company Group or any of their respective Affiliates, or the predecessors and successors of any member of the Company Group or any of their respective Affiliates, including, without limitation, the terms and provisions of this Agreement (except for the terms and provisions of Sections 4.4 through 4.17), and the clients, customers, suppliers, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, Inventions, know-how, research, developments, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of any member of the Company Group or any of their respective Affiliates. “Confidential Information” also includes all information received by the Company or any other member of the Company Group under an obligation of confidentially to a third party. Notwithstanding the foregoing, Confidential Information shall not include any information that is generally available, or is made generally available, to the public other than as a result of a direct or indirect unauthorized disclosure by the Executive or any other Person subject to a confidentiality obligation.

1.9.     “Disability” means that the Executive has been unable, as determined by the Board in good faith, to perform the Executive’s duties under this Agreement for a period of ninety (90) consecutive days or for a total of one hundred and twenty (120) days (whether or not consecutive) during any period of twelve (12) consecutive months, as a result of injury, illness or any other physical or mental impairment.

1.10.     “Good Reason” means any of the following actions taken by the Company without the Executive’s prior written consent: (i) a material reduction in the Executive’s duties, responsibilities or authority; (ii) a material reduction of the Executive’s Base Salary (as defined below); (iii) failure or refusal of a successor to the Company to either materially assume the Company’s obligations under this Agreement or enter into a new employment agreement with the Executive on terms that are materially similar to those provided under this Agreement, in any case, in the event of a Change of Control; (iv) relocation of the Executive’s primary work location that results in an increase in the Executive’s one-way driving distance by more than twenty-five (25) miles from the Executive’s then-current principal residence; or (v) a material breach of this Agreement by the Company. Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless (A) the Executive gives the Company written notice within sixty (60) days after the occurrence of the event which the Executive believes constitutes the basis for Good Reason, specifying the particular act or failure to act which the Executive believes constitutes the basis for Good Reason, (B) the Company fails to cure such act or failure to act within thirty (30) days after receipt of such notice and (C) the Executive terminates his employment within thirty (30) days after the end of such 30-day cure period specified in clause (B).

1.11.      “Invented” means made, conceived, invented, authored, or first actually reduced to practice (in any case, whether partially or fully).

1.12.      “Invention” means any invention, formula, therapy, diagnostic technique, discovery, improvement, idea, technique, design, method, art, process, methodology, algorithm, machine, development, product, service, technology, strategy, software, work of authorship or other Works (as defined in Section 4.13), trade secret, innovation, trademark, data, database, or the like, whether or not patentable, together with all intellectual property rights therein.

1.13.     “Person” means an individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

1.14.     “Subsidiary” means, with respect to any Person, any other Person in which such first Person has a direct or indirect equity ownership interest of at least 50%.

1.15.     “Term of Employment” means the period of the Executive’s employment under this Agreement.

1.16.     “Termination Date” means the date the Executive’s employment with the Company terminates for any reason.

2.	Employment.

2.1.     Executive’s Representations. The Executive represents that (i) the Executive is entering into this Agreement voluntarily and that the Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by the Executive of any agreement to which the Executive is a party or by which the Executive may be bound and (ii) in connection with the Executive’s employment with the Company or any other member of the Company Group, the Executive will not (A) violate any non-competition, non-solicitation or other similar covenant or agreement by which the Executive is or may be bound or (B) use any confidential or proprietary information that the Executive may have obtained in connection with the Executive’s employment or engagement with any other Person.

2.2.     Position; Duties and Responsibilities. During the Term of Employment, the Executive shall be employed as the Company’s Senior Vice President – Finance and Treasurer, with such duties and responsibilities that are consistent with such position as may be assigned by the Board or the Company’s Chief Executive Officer (or any designee thereof) or the Company’s Chief Financial Officer (or any designee thereof), as applicable, from time to time. In addition, during the Term of Employment, the Executive shall serve in such other officer and/or director positions with any member of the Company Group (for no additional compensation) as may be determined by the Board from time to time. The Executive further agrees that, during the Term of Employment, he shall not knowingly take any action that is contrary to, or in conflict with, the best interests of the Company Group.

2.3.      Reporting; Outside Activities. During the Term of Employment, the Executive shall report to the Company’s Chief Executive Officer (or any designee thereof) until a Chief Financial Officer commences employment with the Company, and thereafter, to such Chief Financial Officer of the Company (or any designee thereof), and the Executive shall diligently and conscientiously devote the Executive’s full business time, attention, energy, skill and best efforts to the business and affairs of the Company Group. Notwithstanding the foregoing, the Executive may (i) continue to serve as a member of the board of any organization listed in Exhibit A hereto, (ii) serve on other boards as may be approved by the Board in its sole discretion, (iii) engage in educational, charitable and civic activities and (iv) manage the Executive’s personal and business investments and affairs, so long as such activities (A) do not, individually or in the aggregate, interfere with the performance of the Executive’s duties under this Agreement and (B) are not contrary to the interests of the Company Group or competitive in any way with the Company Group. Subject to the foregoing, during the Term of Employment, the Executive shall not, directly or indirectly, render any services of a business, commercial, or professional nature to any other Person, whether for compensation or otherwise, without the prior written consent of the Board.

3.	Compensation and Other Benefits.

3.1.     Base Salary. During the Term of Employment, the Executive shall receive an initial base salary per annum of $231,000, the cash portion of which shall be payable in accordance with the Company’s normal payroll practices as in effect from time to time. During the Term of Employment, the Board may review the Executive’s base salary and the Board may, in its sole discretion, increase (but not decrease) such base salary by an amount it determines to be appropriate. The Executive’s base salary, as may be in effect from time to time, is referred to herein as “Base Salary.” Notwithstanding anything herein to the contrary, with respect to any calendar year during the Term of Employment, the Board may, in its sole discretion, determine that a portion of the Base Salary shall be paid in the form of equity or equity-based compensation; provided that, such determination shall be made before January 1 of the calendar year during which such Base Salary will be earned, and such determination (and the portion of the Base Salary determined to be so paid in the form of equity or equity-based compensation) may not be revoked or otherwise modified at any time during such calendar year; provided, further, that any such equity or equity-based compensation shall be granted on January 1 of such calendar year or such later date during such calendar year as may be determined by the Board in its sole discretion. The Board shall act in good faith in determining the value of the portion of the Base Salary that will be paid in the form of equity or equity-based compensation. For calendar year 2016, the cash portion of the Base Salary shall be $146,415. From and after January 1st of the year immediately following the year in which a Change of Control occurs, no portion of the Base Salary shall be paid in a form other than cash.

3.2.     Annual Bonus. During the Term of Employment, the Executive shall be eligible to earn an annual performance bonus based on the achievement of the performance goals established by the Board or a committee thereof in its sole discretion, with an annual target bonus opportunity of 25% of the Base Salary and the potential to earn a higher bonus for above target performance, with the amount of any such bonus to be determined in the sole discretion of the Board or a committee thereof (the “Annual Bonus”). Any Annual Bonus earned for any performance period may be paid in cash or any equity or equity-based awards (or any combination thereof), as determined in the sole discretion of the Board or a committee thereof, with such determination to be made before January 1 of the performance period to which such Annual Bonus relates (or such later date permitted under Section 409A (as defined below)). Any earned Annual Bonus that is payable in cash shall be paid in a lump sum, and any earned Annual Bonus that is payable in equity or equity-based awards shall be granted, in any case, by no later than the first March 15th to occur after the end of the applicable performance period. The Board shall act in good faith in determining the value of the portion of any earned Annual Bonus that will be paid in the form of equity or equity-based awards. Except as set forth in Section 4.2, the Executive must be employed by the Company on the bonus payment date in order to receive an earned Annual Bonus with respect to any performance period. With respect to any performance period commencing in any year following the year in which a Change of Control occurs, no portion of the Annual Bonus shall be paid in a form other than cash.

3.3.     Equity Grants. During the Term of Employment, the Executive shall be eligible for equity or equity-based awards that may be granted to the Executive at such times, in such amounts and in such manner as the Board may determine in its sole discretion. Any such equity or equity-based awards shall be subject to the terms and conditions set forth in the applicable plan and award agreement.

3.4.      Expense Reimbursement. During the Term of Employment, the Company shall reimburse the Executive’s reasonable and necessary business expenses incurred in connection with performing the Executive’s duties hereunder in accordance with its then-prevailing policies and procedures for expense reimbursement (which shall include appropriate itemization and substantiation of expenses incurred).

3.5.     Benefit Plans; Vacation. During the Term of Employment, the Executive shall be entitled to participate in all broad-based employee benefit plans and programs maintained from time to time for the benefit of the Company’s employees (e.g., medical, dental and disability benefits) to the extent that the Executive satisfies the eligibility requirements of such plans or programs (including, without limitation, minimum hours worked) and subject to applicable law and the terms and conditions of such plans or programs; provided, however, that the Company may amend, modify or terminate any such plans or programs at any time in its discretion. During the Term of Employment, the Executive shall be entitled to 200 hours of paid time off per calendar year (pro-rated for partial years), subject to the Company’s paid time off policy, as in effect from time to time.

4.            Termination; Restrictive Covenants. Upon the Termination Date, the Executive shall be deemed to have immediately resigned from any and all officer, director and other positions the Executive then holds with the Company and its Affiliates (and this Agreement shall constitute notice of resignation by the Executive without any further action by the Executive), and the Executive agrees to execute and deliver such further instruments as are requested by the Company in furtherance of the foregoing. Except as expressly provided in Section 4.2, all rights the Executive may have to compensation and employee benefits from the Company or its Affiliates shall terminate immediately upon the Termination Date.

4.1.     General. The Company may terminate the Term of Employment and the Executive’s employment at any time, with or without Cause or due to Disability, upon written notice to the Executive. The Executive may terminate the Term of Employment and the Executive’s employment for Good Reason or for any other reason at any time upon not less than ninety (90) days’ advance written notice to the Company; provided, that following its receipt of the Executive’s notice of termination, the Company may elect to reduce the notice period and cause the Termination Date to occur earlier, and no such action by the Company shall entitle the Executive to notice pay, severance pay or benefits or pay in lieu of notice or lost wages or benefits. In addition, the Term of Employment and the Executive’s employment with the Company shall terminate immediately upon the Executive’s death.

4.2.     Separation Payments.

4.2.1.     General. Except as otherwise provided in this Section 4.2, in the event that the Executive’s employment with the Company terminates for any reason, the Executive (or the Executive’s estate or legal representative, as applicable) shall be entitled to receive only (i) the cash portion of the Base Salary earned but unpaid through the Termination Date, paid in accordance with the Company’s normal payroll policies (or at such earlier time as required by applicable law), (ii) any accrued but unused vacation in accordance with the Company’s policies and applicable law, (iii) any unreimbursed business expenses incurred prior to the Termination Date that are otherwise reimbursable, with such expenses to be reimbursed in accordance with the Company’s expense reimbursement policies (as may be in effect from time to time), and (iv) any vested benefits earned by the Executive under any employee benefit plan of the Company or its Affiliates under which the Executive was participating immediately prior to the Termination Date, with such benefits to be provided in accordance with the terms of the applicable employee benefit plan (the items described in the foregoing clauses (i) through (iv), collectively, the “Accrued Benefits”). All other rights the Executive may have to compensation and employee benefits from the Company or its Affiliates, other than as set forth in Sections 4.2.2, 4.2.3 or 4.2.4, shall immediately terminate upon the Termination Date.

4.2.2.     Death and Disability. In the event that the Executive’s employment is terminated due to the Executive’s death or by the Company due to Disability, in either case, during the Term of Employment, then in addition to the Accrued Benefits, and subject to Section 4.2.5, the Executive (or the Executive’s estate or legal representative, as applicable) shall be entitled to receive: (i) the Annual Bonus earned in the fiscal year immediately preceding the fiscal year in which such termination occurred, to the extent that such Annual Bonus is unpaid as of the Termination Date, with such amount to be payable in cash and/or fully vested shares of the Company’s common stock (as determined by the Company in its sole discretion) at the same time as if no such termination had occurred (the “Unpaid Prior Year Bonus”); (ii) the Annual Bonus for the year in which the Termination Date occurs, but multiplied by a fraction (A) the numerator of which is the number of days in the fiscal year that have transpired through the Termination Date and (B) the denominator of which is the number of days in such fiscal year (to be paid in cash and/or fully vested shares of the Company’s common stock (as determined by the Company in its sole discretion) at the same time as if no such termination had occurred); (iii) if the Executive and his eligible dependents are eligible for, and timely elect COBRA continuation coverage, the Company shall reimburse the Executive (or the Executive’s estate or legal representative, as applicable) for the COBRA premiums for the Executive and his eligible dependents under the Company’s medical, dental and vision benefit plans for a period of 12 months following the Termination Date (the “COBRA Benefit”); provided, however, that notwithstanding the foregoing, the COBRA Benefit shall not be provided to the extent that it would result in any fine, penalty or tax on the Company or any of its Affiliates (under Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010, or otherwise); provided further, that the COBRA Benefit shall cease earlier if the Executive or his dependents become eligible for health coverage under the health plan of another employer; and (iv) to the extent the following will not result in a violation of Section 409A, with respect to each equity award received by Executive from the Company or any of its direct or indirect parent companies that is outstanding as of the Termination Date, accelerated vesting immediately upon the Termination Date of, (I) with respect to any such equity award received in payment of Base Salary or an Annual Bonus, 100% of such equity award and, (II) with respect to any equity award not described in clause (I), the greater of (x) the portion of the unvested equity award that would have become vested within 12 months after the Termination Date had the Executive remained employed by the Company during such 12- month period (without regard for the vesting schedule set forth in any applicable plan or agreement governing such equity award) or (y) the portion of the unvested equity award that is subject to accelerated vesting (if any) upon such termination under the applicable equity plan or award agreement; provided, however, that any equity awards that are subject to the satisfaction of performance goals shall be deemed earned at not less than target performance; and provided, further, that, with respect to any equity award that is in the form of a stock option or stock appreciation right, the option or stock appreciation right shall remain outstanding and exercisable for 12 months following the Termination Date or, if longer, such period following the Termination Date as provided under the applicable equity plan or award agreement (but in no event beyond the expiration date of the applicable option or stock appreciation right). All other rights the Executive may have to compensation and employee benefits from the Company or its Affiliates, other than as set forth in this Section 4.2.2, shall immediately terminate upon the Termination Date.

4.2.3.     Termination Without Cause or for Good Reason – Not In Connection with a Change of Control. If, during the Term of Employment, the Executive’s employment is terminated by the Company without Cause (and not due to death or Disability) or by Executive for Good Reason, in either case, and such termination is not covered by Section 4.2.4, then the Executive shall be entitled to receive the Accrued Benefits and, subject to Section 4.2.5: (i) the Unpaid Prior Year Bonus, with such amount to be payable in cash and/or fully vested shares of the Company’s common stock (as determined by the Company in its sole discretion) at the same time as if no such termination had occurred; (ii) the Annual Bonus for the year in which the Termination Date occurs, but multiplied by a fraction (A) the numerator of which is the number of days in the fiscal year that have transpired through the Termination Date and (B) the denominator of which is the number of days in such fiscal year (to be paid in cash and/or fully vested shares of the Company’s common stock (as determined by the Company in its sole discretion) at the same time as if no such termination had occurred); (iii) continuation of the Base Salary as of the Termination Date for nine months following the Termination Date, with all portions of such Base Salary to be paid in cash in equal installments in accordance with the Company’s normal payroll policies, with the first such payment to be made on the 60th day following the Termination Date and to include a catch-up covering any payroll dates between the Termination Date and the date of the first payment, and (iv) the COBRA Benefit for a period of 12 months following the Termination Date; provided, however, that notwithstanding the foregoing, the COBRA Benefit shall not be provided to the extent that it would result in any fine, penalty or tax on the Company or any of its Affiliates (under Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010, or otherwise); provided further, that the COBRA Benefit shall cease earlier if the Executive (or his dependents) become eligible for health coverage under the health plan of another employer. All other rights the Executive may have to compensation and employee benefits from the Company or its Affiliates, other than as set forth in this Section 4.2.3, shall immediately terminate upon the Termination Date.

4.2.4.     Termination Without Cause or for Good Reason – In Connection with a Change of Control. If, during the Term of Employment, the Executive’s employment is terminated by the Company without Cause (and not due to death or Disability) or by Executive for Good Reason, in either case, (A) upon or within 24 months following a Change of Control or (B) within 60 days prior to such Change of Control, then the Executive shall be entitled to receive the Accrued Benefits and, subject to Section 4.2.5: (i) the Unpaid Prior Year Bonus, with such amount to be payable in cash and/or fully vested shares of the Company’s common stock (as determined by the Company in its sole discretion) at the same time as if no such termination had occurred; (ii) the Annual Bonus for the year in which the Termination Date occurs, but multiplied by a fraction (x) the numerator of which is the number of days in the fiscal year that have transpired through the Termination Date and (y) the denominator of which is the number of days in such fiscal year (to be paid in cash and/or fully vested shares of the Company’s common stock (as determined by the Company in its sole discretion) at the same time as if no such termination had occurred); (iii) a lump sum payment equal to 1.5 times the sum of Executive’s Base Salary (at the highest rate in effect during the 24 month period commencing on the date of such Change of Control) and the higher of Executive’s target Annual Bonus opportunity and the Annual Bonus paid to Executive with respect to the fiscal year immediately preceding the fiscal year in which such termination occurred, with such payment to be paid in cash on the first payroll date after the effective date of the release (as described in Section 4.2.5) and in all events no later than 70 days after such termination and (iv) a payment equal to 18 times the monthly COBRA premium for Executive and his eligible dependents (at the rate in effect for Executive’s coverage at the time of his termination, regardless of whether Executive elects COBRA coverage), with one-third of such payment to be paid in cash on the first payroll date after the effective date of the release (as described in Section 4.2.5) and in all events no later than 70 days after such termination, and with the remaining two-thirds to be paid according to the same schedule as the COBRA Benefit is provided in clause (iv) of Section 4.2.3 (i.e., in installments over 12 months following the Termination Date). Notwithstanding the foregoing, in the event that a termination described in clause (B) of this Section 4.2.4 occurs, then the payments described in clauses (iii) and (iv) of this Section 4.2.4 shall be paid over the same nine-month period (or the same 12-month period, as applicable) and in the same manner as set forth in clauses (iii) and (iv) of Section 4.2.3, respectively, rather than being paid in a lump sum. In addition, if (and only if), during the Term of Employment, the Executive’s employment is terminated by the Company without Cause (and not due to death or Disability) or by Executive for Good Reason, in either case, upon or within 24 months following a Change of Control, then, to the extent the following will not result in a violation of Section 409A, the Executive shall be entitled to, in addition to the Accrued Benefits and the payments set forth in the foregoing clauses (i) through (iv), and subject to Section 4.2.5, immediate and full accelerated vesting of all equity awards received by Executive from the Company or any of its direct or indirect parent companies that are outstanding as of the Termination Date without regard for the vesting schedule set forth in any applicable plan or agreement governing such equity awards; provided that, any equity awards that are subject to the satisfaction of performance goals shall be deemed earned at not less than target performance; and provided, further, that, with respect to any equity award that is in the form of a stock option or stock appreciation right, the option or stock appreciation right shall remain outstanding and exercisable for 24 months following the Termination Date (but in no event beyond the expiration date of the applicable option or stock appreciation right). All other rights the Executive may have to compensation and employee benefits from the Company or its Affiliates, other than as set forth in this Section 4.2.4, shall immediately terminate upon the Termination Date.

4.2.5.     Release Requirement. Payment and provision of the benefits set forth in Sections 4.2.2, 4.2.3 and 4.2.4 (other than the Accrued Benefits) is subject to the Executive’s (or, as applicable, the Executive’s estate’s or legal representative’s) execution of a general release of claims and covenant not to sue in form and substance satisfactory to the Company, such that such release becomes effective, with all revocation periods having expired unexercised, within sixty (60) days after the Termination Date. Notwithstanding the foregoing, if such sixty (60) day period ends in a calendar year after the calendar year in which the Executive’s employment terminates, then to the extent required by Section 409A, any severance payment set forth in Sections 4.2.2, 4.2.3 or 4.2.4 (other than the Accrued Benefits) that would have been made during the calendar year in which the Executive’s employment terminates instead shall be withheld and paid on the first payroll date in the calendar year after the calendar year in which the Executive’s employment terminates, with all remaining payments to be made as if no such delay had occurred.

4.3.     Violation of Restrictive Covenants. Without limiting the remedies provided to the Company and its Affiliates as set forth in this Article 4, upon the Executive’s breach of any of the Restrictive Covenants (as defined below), other than any immaterial and unintentional breach by the Executive of the confidentiality obligations set forth in Section 4.11, the Company will have no obligation to continue to pay or provide any of the compensation or benefits under Section 4.2 (other than the Accrued Benefits) and the Executive shall repay to the Company any amounts paid under Section 4.2 (other than the Accrued Benefits) after such breach occurred.

4.4.      Restrictive Covenants. As an inducement and as essential consideration for the Company to enter into this Agreement, and in exchange for other good and valuable consideration, the Executive hereby agrees to the restrictive covenants contained in Sections 4.5 through 4.17 (the “Restrictive Covenants”). The Company and the Executive agree that the Restrictive Covenants are essential and narrowly tailored to preserve the goodwill of the business of the Company and its Affiliates, to maintain the confidential and trade secret information of the Company and its Affiliates, and to protect other legitimate business interests of the Company and its Affiliates, and that the Company would not have entered into this Agreement without the Executive’s agreement to the Restrictive Covenants. For purposes of the Restrictive Covenants, each reference to “Company,” “Company Group” and “Affiliate,” shall also refer to the predecessors and successors of the Company, the members of the Company Group and any of their Affiliates (as the case may be).

4.5.     Non-Competition. During the period commencing on the Effective Date and ending 18 months after the Termination Date, regardless of the reason for Executive’s termination of employment, the Executive shall not, in any state of the United States where the Company conducts business as of the Termination Date, engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control of any business or entity that sells or provides products or services competitive with the products or services sold or provided by any member of the Company Group. Notwithstanding the foregoing, nothing in this Section 4.5 shall prevent the Executive from owning, as a passive investor, up to two percent (2%) of the securities of any entity that are publicly traded on a national securities exchange. For the avoidance of doubt, nothing in this Section 4.5 prevents the Executive from working in the pharmaceutical industry as long as such positions and activities are not competitive with the business of the Company Group.

4.6.     Customer Non-Solicitation. During the period commencing on the Effective Date and ending 18 months after the Termination Date, regardless of the reason for Executive’s termination of employment, the Executive shall not (except on the Company’s behalf during the Executive’s employment with the Company), for purposes of providing products or services that are competitive with those provided by any member of the Company Group, on the Executive’s own behalf or on behalf of any other Person, solicit any customer or client of any member of the Company Group with whom the Executive had contact, solicited, or served within the twelve (12) months prior to the Termination Date.

4.7.     Customer Non-Acceptance. During the period commencing on the Effective Date and ending 18 months after the Termination Date, regardless of the reason for Executive’s termination of employment, the Executive shall not (except on the Company’s behalf during the Executive’s employment with the Company), for purposes of providing products or services that are competitive with those provided by any member of the Company Group, on the Executive’s own behalf or on behalf of any other Person, accept business from any customer or client of any member of the Company Group with whom the Executive had contact, solicited, or served within the twelve (12) months prior to the Termination Date.

4.8.      Employee and Independent Contractor Non-Solicitation. During the period commencing on the Effective Date and ending 18 months after the Termination Date, regardless of the reason for Executive’s termination of employment, the Executive shall not (except on the Company’s behalf during the Term of Employment), on the Executive’s own behalf or on behalf of any other Person, solicit for employment or engagement any individual who (A) is employed by, or an independent contractor of, any member of the Company Group at the time of such solicitation or (B) was employed by, or an independent contractor of, any member of the Company Group within 12 months prior to such solicitation.

4.9.     Employee and Independent Contractor Non-Acceptance. During the period commencing on the Effective Date and ending 18 months after the Termination Date, regardless of the reason for Executive’s termination of employment, the Executive shall not (except on the Company’s behalf during the Term of Employment), on the Executive’s own behalf or on behalf of any other Person, employ or engage any individual who (A) is employed by, or an independent contractor of, any member of the Company Group at the time of such employment or engagement or (B) was employed by, or an independent contractor of, any member of the Company Group within twelve (12) months prior to such employment or engagement.

4.10.      Non-Disparagement. During the Term of Employment and at all times thereafter, the Executive shall not, directly or through any other Person make any public or private statements (whether orally, in writing, via electronic transmission, or otherwise) that disparage, denigrate or malign the Company, any of the Company’s Affiliates or any of their respective businesses, products, services, activities, operations, affairs, reputations or prospects; or any of their respective officers, employees, directors, partners (general and limited), agents, members or shareholders. For purposes of clarification, and not limitation, a statement shall be deemed to disparage, denigrate or malign a Person if such statement could be reasonably construed to adversely affect the opinion any other Person may have or form of such first Person. The foregoing limitations shall not be violated by truthful statements made by the Executive (i) to any governmental authority or (ii) which are in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

4.11.     Confidentiality; Return of Property. During the Term of Employment and at all times thereafter, the Executive shall not, without the prior express written consent of the Company, directly or indirectly, use on the Executive’s behalf or on behalf of any other Person, or divulge, disclose or make available or accessible to any Person, any Confidential Information, other than when required to do so in good faith to perform the Executive’s duties and responsibilities hereunder while employed by any member of the Company Group, when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, or in connection with reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. In the event that the Executive becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any Confidential Information, then prior to such disclosure, the Executive will provide the Board with prompt written notice so that the Company may seek (with the Executive’s cooperation) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, then the Executive will furnish only that portion of the Confidential Information which is legally required, and will cooperate with the Company in the Company’s efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information. In addition, the Executive shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of the Executive’s duties under this Agreement while employed by any member of the Company Group). The Executive shall also proffer to the Board’s designee, no later than the Termination Date (or upon the earlier request of the Company), and without retaining any copies, notes or excerpts thereof, all property of the Company and its Affiliates, including, without limitation, memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information, that are in the Executive’s actual or constructive possession or which are subject to the Executive’s control at such time. To the extent the Executive has retained any such property or Confidential Information on any electronic or computer equipment belonging to the Executive or under the Executive’s control, the Executive agrees to so advise Company and to follow Company’s instructions in permanently deleting all such property or Confidential Information and all copies. Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (II) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

4.12.     Ownership of Inventions. The Executive acknowledges and agrees that all Company Inventions (including all intellectual property rights arising therein or thereto, all rights of priority relating to patents, and all claims for past, present and future infringement, misappropriation relating thereto), and all Confidential Information, hereby are and shall be the sole and exclusive property of the Company (collectively, the “Company IP”). The Executive further acknowledges and agrees that any rights arising in the Executive in any Invention Invented by the Executive, whether alone or jointly with others, during the twelve (12) months following the Termination Date and relating in any way to work performed by the Executive for any member of the Company Group during the Executive’s employment with or service for any member of the Company Group (“Post-employment Inventions”), shall hereby be deemed to be Company Inventions and the sole and exclusive property of the Company; provided, however, that the Board in its sole discretion may elect to compensate the Executive for any Post-employment Inventions. For consideration acknowledged and received, the Executive hereby irrevocably assigns, conveys and sets over to the Company all of the Executive’s right, title and interest in and to all Company IP. The Executive acknowledges and agrees that the compensation received by the Executive for employment or services provided to the Company is adequate consideration for the foregoing assignment. The Executive further agrees to disclose in writing to the Board any Company Inventions (including, without limitation, all Post-employment Inventions), promptly following their conception or reduction to practice. Such disclosure shall be sufficiently complete in technical detail and appropriately illustrated by sketch or diagram to convey to one skilled in the art of which the Company Invention pertains, a clear understanding of the nature, purpose, operations, and other characteristics of the Company Invention. The Executive agrees to execute and deliver such deeds of assignment or other documents of conveyance and transfer as the Company may request to confirm in the Company or its designee the ownership of the Company Inventions, without compensation beyond that provided in this Agreement. The Executive further agrees, upon the request of the Company and at its expense, that the Executive will execute any other instrument and document necessary or desirable in applying for and obtaining patents in the United States and in any foreign country with respect to any Company Invention. The Executive further agrees, whether or not the Executive is then an employee or other service provider of any member of the Company Group, upon request of the Company, to provide reasonable assistance with respect to the perfection, recordation or other documentation of the assignment of Company IP hereunder, and the enforcement of the Company’s rights in any Company IP, and to cooperate to the extent and in the manner reasonably requested by the Company in any litigation or other claim or proceeding (including, without limitation, the prosecution or defense of any claim involving a patent) involving any Company IP covered by this Agreement, without further compensation but all reasonable out-of-pocket expenses incurred by the Executive in satisfying the requirements of this Section 4.12 shall be paid by the Company or its designee. The Executive shall not, on or after the date of this Agreement, directly or indirectly challenge the validity or enforceability of the Company’s ownership of, or rights with respect to, any Company IP, including, without limitation, any patent issued on, or patent application filed in respect of, any Company Invention.

4.13.     Works for Hire. The Executive also acknowledges and agrees that all works of authorship, in any format or medium, and whether published or unpublished, created wholly or in part by the Executive, whether alone or jointly with others, (i) in the course of, in connection with, or as a result of the Executive’s employment or other service with any member of the Company Group (whether before or after the Effective Date), (ii) at the direction or request of any member of the Company Group, or (iii) through the use of, or that is related to, facilities, equipment, Confidential Information, other Company Inventions, intellectual property or other resources of any member of the Company Group, whether or not during the Executive’s work hours (“Works”), are works made for hire as defined under United States copyright law, and that the Works (and all copyrights arising in the Works) are owned exclusively by the Company and all rights therein will automatically vest in the Company without the need for any further action by any party. To the extent any such Works are not deemed to be works made for hire, for consideration acknowledged and received, the Executive hereby waives any “moral rights” in such Works and the Executive hereby irrevocably assigns, transfers, conveys and sets over to the Company or its designee, without compensation beyond that provided in this Agreement, all right, title and interest in and to such Works, including without limitation all rights of copyright arising therein or thereto, and further agrees to execute such assignments or other deeds of conveyance and transfer as the Company may request to vest in the Company or its designee all right, title and interest in and to such Works, including all rights of copyright arising in or related to the Works.

4.14.     Cooperation.     During and after the Term of Employment, the Executive agrees to cooperate with the Company Group in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party concerning issues about which the Executive has knowledge or that may relate to the Executive or the Executive’s employment with the Company. The Executive’s obligation to cooperate hereunder includes, without limitation, being available to the Company Group upon reasonable notice for interviews and factual investigations, appearing in any forum at the Company Group’s request to give testimony (without requiring service of a subpoena or other legal process), volunteering to the Company Group pertinent information, and turning over to the Company Group all relevant documents which are or may come into the Executive’s possession.  The Company shall promptly reimburse the Executive for the reasonable out of pocket expenses incurred by the Executive in connection with such cooperation.

4.15.     Injunctive Relief. The Executive acknowledges and agrees that the Company and its Affiliates will have no adequate remedy at law and would be irreparably harmed if the Executive breaches or threatens to breach any of the Restrictive Covenants. The Executive agrees that the Company and its Affiliates shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of any of the Restrictive Covenants, and to specific performance of each of the terms thereof, in each case, in addition to any other legal or equitable remedies that the Company and its Affiliates may have, as well as the costs and reasonable attorneys’ fees it/they incur in enforcing any of the Restrictive Covenants. The Executive further agrees that (i) any breach or claimed breach of the provisions set forth in this Agreement by, or any other claim the Executive may have against, the Company or any of its Affiliates will not be a defense to enforcement of any Restrictive Covenant and (ii) the circumstances of the Executive’s termination of employment with the Company will have no impact on the Executive’s obligations to comply with any Restrictive Covenant. The Restrictive Covenants are intended for the benefit of the Company and each of its Affiliates. Each Affiliate of the Company is an intended third party beneficiary of the Restrictive Covenants, and each Affiliate of the Company, as well as any successor or assign of the Company or such Affiliate, may enforce the Restrictive Covenants. The Executive further agrees that the Restrictive Covenants are in addition to, and not in lieu of, any non-competition, non-solicitation, protection of confidential information or intellectual property, or other similar covenants in favor of the Company or any of its Affiliates by which the Executive may be bound.

4.16.     Tolling During Periods of Breach. The parties hereto agree and intend that the Restrictive Covenants (to the extent not perpetual) be tolled during any period that the Executive is in breach of any such Restrictive Covenant, with such tolling to cease with respect to a Restrictive Covenant once the Executive is in compliance with such Restrictive Covenant, so that the Company and its Affiliates are provided with the full benefit of the restrictive periods set forth herein.

4.17.     Notification of New Employer. In the event that the Executive is employed or otherwise engaged by any other Person following the Termination Date, the Executive agrees to notify, and consents to the notification by Company and its Affiliates of, such Person of the Restrictive Covenants.

5.	Miscellaneous.

5.1.     Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, applied without reference to principles of conflicts of law.

5.2.      Mediation. Any controversy, dispute or claim arising out of or relating to this Agreement, Executive’s employment or service with any member of the Company Group or the termination thereof shall, if not settled by direct negotiation between the parties, be subject to non-binding mediation under the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”) as in effect on the date of the notice of demand for mediation. Any demand for mediation by either party shall be made in writing and served upon the other party and shall set forth with reasonable specificity the basis of the dispute and the relief sought. Any mediation hereunder shall be conducted before an independent mediator mutually selected by the parties. If the parties are unable to agree to a mediator within ten (10) days after the receipt of a demand for mediation by either party, the mediator will be chosen by alternatively striking from a list of five mediators obtained by the Company from AAA, and the Executive shall have the first strike. The mediation hearing will occur at a time and place convenient to the parties in Charlottesville, Virginia. Notwithstanding the foregoing, any claims under Section 4.15 are exempt from this Section 5.2 and may be brought in any court of competent jurisdiction without mediation.

5.3.      Venue; WAIVER OF JURY TRIAL. In the event that any controversy, dispute or claim arising out of or relating to this Agreement, Executive’s employment or service with any member of the Company Group or the termination thereof is not settled through mediation pursuant to Section 5.2, both the Executive and the Company agree to appear before and submit exclusively to the jurisdiction of the federal courts located in Charlottesville, Virginia with respect to such controversy, dispute or claim (or if such controversy, dispute or claim may not be brought in federal court, the state courts located in Charlottesville, Virginia). Both the Executive and the Company also agree to waive, to the fullest possible extent, the defense of an inconvenient forum or lack of jurisdiction. THE COMPANY AND THE EXECUTIVE HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THE EXECUTIVE’S EMPLOYMENT BY, OR SERVICE WITH, ANY MEMBER OF THE COMPANY GROUP OR THE TERMINATION THEREOF, OR THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF (WHETHER ARISING IN CONTRACT, EQUITY, TORT OR OTHERWISE).

5.4.     Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

5.5.     Notices. All notices and other communications hereunder shall be in writing, and shall be given by hand-delivery to the other party, by reputable overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Company:	Diffusion Pharmaceuticals Inc. 2020 Avon Court #4 Charlottesville, VA 22902 Attention: Thomas E. Byrne

With a copy (which copy shall not constitute notice) to:	Dechert LLP 1095 Avenue of the Americas. New York, NY 10036 Attention: David S. Rosenthal

To the Executive:	at the residence address most recently filed with the Company;

or to such other address as any party shall have furnished to the other in writing in accordance herewith. All such notices shall be deemed to have been duly given: (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid); or (iii) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.

5.6.     Clawback. The Executive expressly acknowledges and agrees that he is subject to any clawback policy of the Company as in effect from time to time, and any compensation or benefits provided under this Agreement (whether payable in cash or equity or equity-based awards) may be reduced or be subject to recoupment pursuant to any such policy as in effect from time to time.

5.7.      Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes as are required to be withheld pursuant to any applicable law or regulation.

5.8.     Code Section 409A Compliance.

5.8.1.     The provisions of this Agreement are intended to comply with Section 409A of the Code and any final regulations and guidance promulgated thereunder (“Section 409A”) or an exemption thereunder and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment or provision of benefit to Executive under Section 409A.

5.8.2.     To the extent that Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which Executive incurred the expense.

5.8.3.     A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

5.8.4.     Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Section 409A being subject to Section 409A.

5.8.5.     Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination, then only that portion of the severance and benefits payable to Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A that is payable on account of the Executive’s termination (other than by reason of death) (together, the “Deferred Compensation Separation Benefits”) that are due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date that is six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death (but not earlier than such payment would have been made absent such death) and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

5.8.6.     Notwithstanding anything herein to the contrary, neither the Company nor any of its Affiliates shall have any liability to the Executive or to any other Person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

5.9.     Excess Parachute Payments under Code Section 280G. Notwithstanding any other provisions of this Agreement, if any “payments” (including, without limitation, any benefits or transfers of property or the acceleration of the vesting of any benefits) in the nature of compensation under any arrangement that is considered contingent on a Change of Control for purposes of Section 280G of the Code, together with any other payments that the Executive has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member or from any other Person, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), such “payments” may, at the Executive’s sole election, be reduced to the largest amount that will result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code. Any such reduction in “payments” shall be applied first against the latest scheduled cash payments; then current cash payments; then any equity or equity derivatives that are included under Section 280G of the Code at full value rather than accelerated value (with the highest value reduced first); then any equity or equity derivatives included under Section 280G of the Code at an accelerated value (and not at full value), with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and finally any other non-cash benefits will be reduced (in the order of latest scheduled payments to earliest scheduled payments). All calculations hereunder shall be performed by a nationally recognized independent accounting firm selected by the Company, with the full cost of such firm being borne by the Company. Any determinations made by such firm shall be final and binding on the Executive and the Company.

5.10.      Severability. The terms and provisions of this Agreement are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. It is the intention of the parties to this Agreement that the Restrictive Covenants be reasonable in duration, geographic scope and in all other respects. The Executive agrees that the Restrictive Covenants, including, without limitation, the duration, geographic scope and activity restrictions of each restriction, are reasonable in light of the Executive’s senior position. However, if for any reason any court of competent jurisdiction shall find any provisions of the Restrictive Covenants unreasonable in duration or geographic scope or otherwise, it is the intention of the parties that the restrictions and prohibitions contained therein shall be modified by the court to be effective to the fullest extent allowed under applicable law in such jurisdiction.

5.11.      Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

5.12.     Counterparts. This Agreement may be executed in counterparts and delivered by facsimile transmission or electronic transmission in “portable document format,” each of which shall be an original and which taken together shall constitute one and the same document.

5.13.     Entire Agreement. This Agreement contains the entire agreement concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties and their Affiliates relating to such subject matter (including any term sheet or offer letter)

5.14.     Survivorship. The provisions of Article 1, Article 5, Section 2.1 and Sections 4.4 through 4.17 shall survive the termination of the Executive’s employment with the Company and this Agreement in accordance with their terms.

5.15.     Successors and Assigns. The Company may assign, without the Executive’s consent, its rights and/or delegate its obligations under this Agreement to any successor of the Company, whether by operation of law, agreement or otherwise (including, without limitation, any Person who acquires all or a substantial portion of the business of the Company Group (whether direct or indirect and whether structured as a stock sale, asset sale, merger, recapitalization, consolidation or other transaction)) and, in connection with any such delegation of its obligations hereunder (but only so long as such assignee or delegee has consented in writing to be bound by the obligations hereunder) shall be released from such obligations hereunder. This Agreement may not be assigned by the Executive. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective successors and permitted assigns.

[Signature page follows]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

THE COMPANY:

Diffusion Pharmaceuticals Inc.

By:	/s/ David G. Kalergis
Name: David G. Kalergis
Title: Chief Executive Officer

EXECUTIVE:

/s/ Ben L. Shealy
Ben L. Shealy

EXHIBIT A

OUTSIDE ACTIVITIES